STATEMENT BY INCORPORATORS(S) OF
ACTION TAKEN IN LIEU OF ORGANIZATION MEETING

OF

RESOURCE SERVICES INC.

The undersigned being the incorporator(s) of the corporation make the following statement of action taken to organize the corporation in lieu of an organization meeting.

By-laws regulating the conduct of the business and affairs of the corporation as prepared by counsel for the corporation were adopted and appended to this statement.

The following person(s) were appointed director(s) of the corporation until the first annual meeting of the stockholders or until their successors shall be elected or appointed and shall qualify:

Bipin Napal

The director(s) were authorized and directed to issue from time to time the shares of capital stock of the corporation, now or hereafter authorized, wholly or partly for cash, or labor done, or services performed, or for personal property, or real property or leases thereof, received for the use and lawful purposes of the corporation, or for any consideration permitted by law, as in the discretion of the director(s) may seem for the best interest of the corporation.

Dated: April 3, 2008

INCORPORATING SERVICES, LTD.

By: Terri L Fowler

Terri L. Fowler
Assistant Secretary